Exhibit 99.1

August 2, 2017

TransEnterix, Inc. Reports Operating Results for the Second Quarter 2017

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT:TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the second quarter of 2017.

Recent Highlights

-The Company sold a SenhanceTM Surgical Robotic System to Saitama Medical University International Medical Center
-The Company submitted its 510(k) application for the Senhance Surgical Robotic System to FDA
-The Company raised approximately $23.2 million through an equity financing

-The Company refinanced its debt, securing up to $17.0 million in debt financing

-In July, the Senhance platform was used in the first-ever robotic micro-laparoscopic surgeries using 3mm instruments
-In July, the Novadaq Pinpoint Fluorescence Imaging system was used in conjunction with the Senhance platform

“We are very pleased with the progress we made during the quarter on our key strategic priorities, including the steps taken towards achieving 510(k) clearance for the Senhance by the end of 2017,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We are also encouraged by the continued momentum in clinical utilization in Europe, and now globally with our sale in Japan. In addition, we have been able to leverage the open architecture of the Senhance to incorporate cutting edge technologies into the platform, setting a new standard for minimally invasive robotic surgery.”

Commercial and Clinical Update
In the second quarter, the Company sold a Senhance Robotic Surgery System to the Saitama Medical University International Medical Center located in the Saitama Prefecture in the Greater Tokyo region. The Senhance System was purchased in Japan under a physician import license, which allows cutting-edge medical devices to be directly purchased by Japanese physicians. Japan is the second largest market for medical devices as well as robotic assisted surgery devices. The Senhance does not have broader market approval for sale in Japan.

As of June 30, 2017, the Company had eight Senhance systems installed in France, Germany, Italy, the United Kingdom, and Japan. Within these eight hospitals, 21 surgeons performed surgery in the second quarter across gynecology, colorectal, general surgery, urology, and thoracic specialties.

In July, the Senhance platform was used in the first-ever robotic micro-laparoscopic surgeries utilizing 3mm instruments. Cases were performed at multiple clinical sites and included ovarian cystectomies, endometrial excisions, total laparoscopic hysterectomies, bilateral salpingo-oophorectomies and cholecystectomies. The Company expects to fully launch its 3mm instruments in the fourth quarter in CE Mark countries.

In July, the Novadaq PinPoint Endoscopic Fluorescence Imaging System was used in conjunction with the Senhance platform in multiple general surgical and gynecologic procedures. The open architecture of the Senhance platform allowed us to rapidly integrate this system so that surgeons can benefit from utilizing this leading fluorescence imaging technology.

Financial Highlights
For the three months ended June 30, 2017, the Company reported revenue of $1.6 million, primarily related to the sale of one Senhance during the quarter.

For the three months ended June 30, 2017, total operating expenses were $15.4 million, as compared to $80.7 million in the three months ended June 30, 2016. The prior year quarter included approximately $67.4 million of non-recurring impairment charges.

For the three months ended June 30, 2017, net loss was $14.7 million, or $0.11 per share, as compared to $80.1 million, or $0.70 per share, in the three months ended June 30, 2016.

The Company had cash, cash equivalents and restricted cash of approximately $36.2 million as of June 30, 2017. In the second quarter, the Company completed an equity offering with approximately $23.2 million in net proceeds, and refinanced its debt. With these funding actions, the Company expects to fund its operations into the first quarter of 2018. The equity offering also included Series A warrants that will expire ten days after the announcement of an FDA clearance of the Senhance. Assuming that these warrants are exercised, the Company will receive another $25.0 million, which the Company expects will fund its operations into late 2018.

Conference Call
TransEnterix, Inc. will host a conference call on Wednesday, August 2, 2017 at 4:30 PM ET to discuss its second quarter 2017 operating and financial results. To listen to the conference call on your telephone, please dial (888) 852-6561 for domestic callers or (719) 325-2281 for international callers and reference TransEnterix Call approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The Company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The Company also developed the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System has been granted a CE Mark but is not currently available for sale in the United States. For more information, visit the TransEnterix website at www.transenterix.com.

Forward-Looking Statements
This press release includes statements relating to our second quarter 2017 results, the Senhance™ Surgical Robotic System and our current regulatory and commercialization plans for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including: whether the FDA will provide regulatory clearance of our Senhance 510(k) submission by the end of 2017; whether our commercialization plans and the development of our pipeline will be successful; whether TransEnterix will fully launch its 3mm instruments in the 2017 fourth quarter in CE Mark countries; whether existing cash and cash equivalents will fund operations into the first quarter of 2018; and whether the Company is able to fund its operations into late 2018 resulting from the exercise of its Series A Common Stock Warrants. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on March 6, 2017, and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$1,584	$—	$3,530	$—
Cost of revenue	972	—	2,306	—

Gross profit	612	—	1,224	—

Operating Expenses
Research and development	5,070	6,364	11,925	14,749
Sales and marketing	3,749	1,306	7,472	2,989
General and administrative	2,719	2,895	5,768	5,134
Amortization of intangible assets	1,687	1,786	3,323	3,603
Change in fair value of contingent consideration	(774)	944	453	1,800
Change in fair value of warrant liabilities	2,326	—	2,326	—
Issuance costs for warrants	627	—	627	—
Inventory write-down related to restructuring	—	2,565	—	2,565
Restructuring and other charges	—	3,085	—	3,085
Goodwill impairment	—	61,784	—	61,784
Total Operating Expenses	15,404	80,729	31,894	95,709

Operating Loss	(14,792)	(80,729)	(30,670)	(95,709)

Other Expense
Interest expense, net	(622)	(489)	(956)	(1,067)
Other (expense) income	(40)	95	(100)	95

Total Other Expense, net	(662)	(394)	(1,056)	(972)

Loss before income taxes	$(15,454)	$(81,123)	$(31,726)	$(96,681)
Income tax benefit	741	992	1,599	3,637

Net loss	$(14,713)	$(80,131)	$(30,127)	$(93,044)

Other comprehensive income (loss)
Foreign currency translation gain (loss)	5,430	(2,286)	6,563	1,510

Comprehensive loss	$(9,283)	$(82,417)	$(23,564)	$(91,534)

Net loss per share — basic and diluted	$(0.11)	$(0.70)	$(0.24)	$(0.85)

Weighted average common shares outstanding — basic and diluted	132,386	114,319	127,052	109,290

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
 (Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$29,741	$24,165
Accounts receivable, net	1,665	621
Inventories	9,464	7,883
Interest receivable	13	12
Other current assets	7,231	5,335

Total Current Assets	48,114	38,016

Restricted cash	6,419	10,425
Accounts receivable, net of current portion	—	266
Property and equipment, net	6,404	5,772
Intellectual property, net	37,170	37,090
In-process research and development	17,276	15,920
Goodwill	70,310	68,697
Other long term assets	146	63

Total Assets	$185,839	$176,249

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,219	$3,984
Accrued expenses	8,221	8,206
Contingent consideration – current portion	6,918	10,502
Notes payable — current portion, net of debt discount	—	7,997

Total Current Liabilities	17,358	30,689
Long Term Liabilities
Contingent consideration – less current portion	11,108	12,298
Notes payable — less current portion, net of debt discount	12,896	4,995
Warrant liabilities	11,041	—
Net deferred tax liabilities	9,614	10,397

Total Liabilities	62,017	58,379
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at June 30, 2017, and December 31, 2016; 148,538,492 and 115,781,030 shares issued at June 30, 2017 and December 31, 2016, respectively; and 148,536,356 and 115,687,351 shares outstanding at June 30, 2017 and December 31, 2016, respectively	148	115
Additional paid-in capital	455,853	426,609
Accumulated deficit	(332,971)	(302,844)
Treasury stock at cost, 2,136 and 93,679 shares at June 30, 2017 and December 31, 2016, respectively	(2)	(241)
Accumulated other comprehensive income (loss)	794	(5,769)

Total Stockholders’ Equity	123,822	117,870

Total Liabilities and Stockholders’ Equity	$185,839	$176,249

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2017		2016
Operating Activities
Net loss	$	(30,127)	$	(93,044)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation		1,142		1,052
Amortization of intangible assets		3,323		3,603
Amortization of debt discount and debt issuance costs		43		99
Stock-based compensation		3,679		2,477
Inventory write-down related to restructuring		—		2,565
Non-cash restructuring and other charges		—		2,551
Goodwill impairment		—		61,784
Deferred tax benefit		(1,580)		(3,657)
Loss on extinguishment of debt		308		—
Change in fair value of warrant liabilities		2,326		—
Change in fair value of contingent consideration		453		1,800
Changes in operating assets and liabilities:
Accounts receivable		(487)		—
Interest receivable		39		(13)
Inventories		(862)		(3,983)
Other current and long term assets		(1,473)		(213)
Accounts payable		(1,909)		(2,497)
Accrued expenses		(390)		(60)

Net cash and cash equivalents used in operating activities		(25,515)		(27,536)

Investing Activities
Purchase of property and equipment		(1,397)		(517)
Purchase of intellectual property		(398)		—

Net cash and cash equivalents used in investing activities		(1,795)		(517)

Financing Activities
Payment of debt		(13,343)		(3,078)
Proceeds from issuance of debt and warrants		13,196		—
Proceeds from issuance of common stock and warrants, net of issuance costs		29,193		57,637
Taxes paid related to net share settlement of vesting of restricted stock units		(168)		(130)
Proceeds from exercise of stock options and warrants		—		165

Net cash and cash equivalents provided by financing activities		28,878		54,594

Effect of exchange rate changes on cash and cash equivalents		2		(92)

Net increase in cash, cash equivalents and restricted cash		1,570		26,449
Cash, cash equivalents and restricted cash, beginning of period		34,590		38,449

Cash, cash equivalents and restricted cash, end of period		$36,160		$64,898

Supplemental Disclosure for Cash Flow Information
Interest paid		$368		$713
Supplemental Schedule of Noncash Investing Activities
Transfer of inventory to property and equipment		—		$1,823
Issuance of common stock as contingent consideration		$5,227		—
Relative fair value of warrants issued with debt	$	300		—

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1-443-213-0501
invest@transenterix.com
or
Media Contact:
(For EU) Conrad Harrington, +44 (0)20 3178 8914
or
(For US) Hannah Dunning, +1-415-618-8750
TransEnterix-SVC@sardverb.com